Rancho Santa Monica Developments, Inc. Announces Completion of its Tulum, Mexico Development: Parayso Hotel and Spa.

CHILLIWACK February 11 - Rancho Santa Monica Developments, Inc., (OTC Bulletin Board: RSDV.OB), ('the Company'), announced today that its development in Tulum, Mexico (“the resort”) is now substantially completed and will be ready for operations March 9th, 2007.

An independent appraisal of the adjoining property’s condominium units conducted by Abodes Abroad & Associates, Inc. ( www.abodesabroad.net ) of New York has valued the units an aggregate $2.46 million US dollars.

The Company has named its resort Parayso Hotel and Spa. Parayso is the ancient Mayan term for “paradise” and has registered the website www.parayso.com for reservations and updates on the Company.

The Company is pleased to announce the appointment of Nicolas Malleville to the Advisory Board. Mr. Malleville is the image for DKNY, Chic, Carolina Herrera and is the owner of the adjoining Coqui Coqui Spa (www.coquicoquispa.com). Mr. Malleville has agreed to work with Parayso and his celebrity and fashion guests Sienna Miller (from the movie “Factory Girl”) and James Penfold (Georgia Armani’s new image) to promote the resort. Coqui Coqui Spa and Parayso will combine its services to offer guests the maximum get away experience.

All Villas include ocean view, private terrace, internet, satellite TV, phone access, bar, and kitchenettes. Amenities of the resort include swimming pool, Jacuzzi, outside cooking area, bar, restaurant, theatre, secured entrance and parking, reception facilities, butler service, and spa. Guests can choose from Italian, Argentina, and Mexican restaurants that are contained within the adjoining properties.

About Rancho Santa Monica Developments Inc.

Rancho Santa Monica Developments Inc. (the "Company"), is a land development company which will offer luxury resort developments in tropical locations around the world.

Legal Notice Regarding Forward Looking Statements: The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

CONTACT:   Rancho Santa Monica Developments Inc.
                         Investor Relations
                         (877) 537-5905
                         info@parayso.com
                              www.parayso.com